Sub-Item 77I: Terms of New or Amended Securities

Effective January 31, 2014, the Goldman Sachs Small/Mid Cap Value Fund (the “Fund”) commenced offering

 Class A, Class C, Institutional, Class IR and Class R Shares. The terms of the Class A, Class C,

Institutional, Class IR and Class R Shares for the Fund are described in Post-Effective Amendment No.

387 to the Registrant’s Registration Statement on Form N-1A, filed with the Securities and Exchange

 Commission on January 30, 2014 (Accession No. 0001193125-14-028612).

Amendment No. 76 dated November 8, 2013 to the Trust’s Agreement and Declaration of Trust, dated

January 28, 1997, which established Class A, Class C, Institutional, Class IR and Class R Shares for the

Fund, is incorporated herein by reference to Exhibit (a)(77) to Post-Effective Amendment No. 375 to the

Registrant’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission on

December 13, 2013 (Accession No. 0001193125-13-473381).